Ex 99.1

FOR IMMEDIATE RELEASE:
Contacts:	Alan Caminiti 914-701-8400 (Media)
Dan Loh 914-701-8210 (Investors)

Atlas Air Worldwide Holdings, Inc.
Reports Post-Emergence Earnings

Post-Emergence Net Income Totals $22.7 Million, $1.11 Per Diluted Share

Purchase, N.Y., May 20, 2005 - Atlas Air Worldwide Holdings, Inc. (AAWW) (OTC: AAWWV.PK), a leading provider of global air cargo services, today reported operating results for the five-month period ended December 31, 2004 that followed its emergence from bankruptcy protection and for the seven-month period ended July 27, 2004 that preceded its emergence.

AAWW emerged from Chapter 11 bankruptcy proceedings on July 27, 2004. The Company expects to file its 2004 annual report on Form 10-K and its quarterly reports on Form 10-Q for the periods ending March 31, June 30 and September 30, 2004, respectively, in June 2005.

Results for the post-emergence period July 28, 2004 through December 31, 2004 included:

  Operating revenues of $679 million;
  Operating income of $67 million;
  Net income of $23 million, or $1.11 per diluted share;
  EBITDAR (before post-petition costs) of $157 million;
  EBITDA (before post-petition costs) of $97 million.

Commenting on AAWW’s post-emergence performance, President and Chief Executive Officer Jeffrey H. Erickson said:

“The anticipated improvement in our operating profitability is now a fact. The significant increase in our earnings following our emergence from Chapter 11 is a function of the financial and operational restructuring that we initiated in 2003 and continued in 2004. Those actions put us in better position to take advantage of the general improvement in demand for global air cargo services that occurred in 2004 and that has continued into 2005.

“Our performance also reflects the hard work and determination of our employees, who have helped us to move the Company in a new and exciting direction. We know that we must continue to strengthen our business and improve our processes, but we are ready to meet these challenges and to expand our leadership role in the air cargo industry.”

Conference Call

Management will host a conference call to discuss the Company’s 2004 financial and operating results and certain 2005 guidance at 11 A.M. Eastern Daylight Time on Monday, May 23, 2005.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com or www.earnings.com.

For those unable to listen to the live call, a replay will be available on the above Web sites for 90 days following the call. A replay will also be available through May 30, 2005 by dialing (800) 405-2236 (domestic) and (303) 590-3000 (international) and using Pass Code 11030809.

Successor Company Versus Predecessor Company

In conjunction with its emergence from bankruptcy, AAWW applied the provisions of fresh-start accounting effective as of July 27, 2004, at which time a new reporting entity was deemed to be created.

Fresh-start accounting requires that the Company revalue its assets and liabilities to estimated fair values at July 27, 2004 in a manner similar to that which would occur if the Company were to apply purchase accounting. Significant adjustments included a downward revaluation of its owned aircraft fleet and the recording of additional intangible assets (principally related to Atlas’ ACMI customer contracts). In addition, fair-value adjustments were recorded in respect of the Company’s debt and lease agreements. As a result, reported historical financial statements of the Company for periods prior to July 28, 2004 (the “Predecessor” company) are not comparable with those for periods after July 27, 2004 (the “Successor” company). The combining of Predecessor and Successor company results for 2004, therefore, is not appropriate, and comparisons of results and per-share data to prior years are not included in this press release.

As referenced within this press release, results of operations for the period January 1, 2004 through July 27, 2004 and for the full year ended December 31, 2003 refer to the Predecessor company.

2004 Post-Emergence Results (July 28 through December 31, 2004); Highlights Versus Plan

Post-emergence revenues for the five-month period totaled approximately $679 million, $153 million (or 29%) ahead of Plan. (All references to “Plan” in this press release are to the 2004 Business Plan set forth in AAWW’s Second Amended Disclosure Statement filed with the Securities and Exchange Commission on Form 8-K on July 26, 2004.)

Each of AAWW’s four main operating segments contributed to the topline outperformance: ACMI Lease Contracts (+$43 million), Scheduled Service (+$21 million), Military (AMC) Charters (+$61 million), and Commercial Charters (+$21 million).

The revenue improvements were a function of increased block-hour activity in the ACMI (+ 27%) and AMC segments (+70%) and improved yields in all segments, including a 24% improvement in Scheduled Service RATM (revenue per available ton mile) versus Plan. Average aircraft utilization also improved compared with Plan, with total block-hour activity increasing approximately 15% while the average number of operating aircraft was up only about 6%.

Other revenues, which primarily reflect income from dry leased aircraft, increased approximately $7 million, or 49%, versus Plan. The improvement in Other Revenue was primarily due to revenues related to AAWW’s dry leasing activities. The Plan reflected certain dry lease revenue as an offset to aircraft rent expense, which has now been recorded in Other Revenue.

Operating expense measured $612 million, $158 million (or 35%) higher than Plan. Approximately 44% ($69 million) of the increase in total operating expenses was due to increased fuel expense, and about 21% ($33 million) related to maintenance costs.

The increase in fuel expense reflected a 7% increase in fuel consumption compared with Plan and an average fuel price that was 54% higher than planned. Maintenance costs were higher due to increased maintenance activity, including one additional 747-200 D check and additional engine overhauls. The $9 million unfavorable variance in Other operating expense stemmed principally from a $4 million increase in audit fees, including the cost of the Company’s compliance efforts with Sarbanes-Oxley requirements, and increased freight and postage expense associated with higher levels of maintenance activity.

Total ownership expense, including aircraft rent, depreciation and amortization (D&A) and interest expense totaled $116 million for the period, which represented an increase of $23 million versus Plan. Aircraft rent expense and interest expense each increased by $7 million compared with Plan, while total D&A increased by $9 million. Total ownership expense varied from Plan principally due to the impact of fresh-start accounting and the inclusion on the balance sheet of certain capital leases that had previously been accounted for as operating leases.

Three aircraft that the Plan assumed would remain as operating leases in the post-petition period were subsequently accounted for as capital leases. This change in treatment reduced aircraft rent expense by $4 million, increased interest expense by $1 million, and increased depreciation by $2 million.

The Plan also assumed that five aircraft would be dry leased and that the revenue from three of these aircraft would be an offset to rent expense. In fact, AAWW dry leased only four aircraft, and the revenue from one of these was accounted for as Other operating revenue rather than as an offset to rent expense. The net effect of these changes was a $10 million increase in rent expense. The fifth aircraft was deployed into a higher-yielding opportunity.

Fresh-start accounting resulted in increased interest expense of approximately $6 million due to the amortization of discounts resulting from fair-value accounting. No changes in debt valuation were included in the Plan; consequently, it did not reflect the corresponding higher book interest expense that resulted from such amortization. These accounting adjustments have had no effect on the aggregate cash debt service obligations (principal plus interest) owed by AAWW. In addition, a nearly $8 million negative variance to depreciation and amortization of intangible assets resulted from market-value adjustments to aircraft assets, as well as adjustments to the value of rotable parts inventory.

Operating expenses included $4 million of post-petition costs and related professional fees compared with $2 million in the Plan. Partly as a result, operating income of $67 million was $4 million lower than Plan.

AAWW’s net income totaled approximately $23 million (after tax expense of $18 million) compared with Plan net income of almost $30 million (after Plan tax expense of $18 million). The effective tax rate was higher than Plan principally due to professional fees and other non-deductible expenses related to the restructuring.

With respect to non-GAAP measures frequently used by AAWW’s management to analyze its results, post-emergence 2004 EBITDAR (earnings before interest, taxes, depreciation, amortization, aircraft rent expense, and post petition costs and related professional fees) totaled almost $157 million compared with Plan EBITDAR of approximately $143 million. In addition, post-emergence EBITDA (earnings before interest, taxes, depreciation, amortization and post-petition costs and related professional fees) increased to about $97 million versus Plan EBITDA of approximately $90 million.

Cash and Cash Equivalents

Cash and cash equivalents totaled about $134 million at December 31, 2004, an improvement of $41 million over both the 2004 Plan of $93 million and the December 31, 2003 balance of $93 million.

In the third quarter of 2004, AAWW fully repaid its outstanding DIP (Debtor-in-Possession) loan borrowings of $18 million from cash on hand. Also in the third quarter, AAWW transferred $20 million from cash on hand into the Polar Creditor Trust, a segregated interest-bearing account established for the benefit of allowed general unsecured claims against the Company’s wholly owned Polar Air Cargo, Inc. subsidiary, as required by AAWW’s Plan of Reorganization.

Balances currently in the Polar Creditor Trust are not included in, and have not been treated as, cash and cash equivalents by AAWW. Forecast cash balances in the 2004 Plan did not contemplate the $20 million funding of the Polar Creditor Trust. The Plan also reflected that AAWW would draw on a new exit credit facility to replenish the cash used for repayment of the $18 million DIP facility, which did not occur.

About Non-GAAP Financial Measures

To supplement AAWW’s financial statements presented in accordance with GAAP, AAWW presents certain non-GAAP financial measures to assist in the evaluation of the performance of its business. These non-GAAP measures include EBITDAR and EBITDA, each excluding pre-petition and post-petition costs and related professional fees. AAWW’s management uses these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations and liquidity and in planning and forecasting future periods.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Polar Air Cargo, Inc. (Polar), which together operate the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas is the world’s leading provider of ACMI (aircraft, crew, maintenance and insurance) freighter aircraft to major airlines around the globe. Polar is among the world’s leading providers of airport-to-airport freight carriage. Polar operates a global, scheduled-service network and serves major trade lanes of the world.

Through both of its principal subsidiaries, AAWW also provides commercial and military charter services.

AAWW’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from those forward-looking statements with respect to other matters include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to remedy weaknesses in our internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; pending and future litigation; the market acceptance of AAWW’s new common stock; and other risks and uncertainties set forth from time to time in AAWW’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Current Report on Form 8-K filed by AAWW with the Securities and Exchange Commission on February 10, 2005 and in the Plan, which is set forth in the Current Report on Form 8-K filed by AAWW with the Securities and Exchange Commission on July 26, 2004. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed.

The information contained in this release relates to AAWW’s business and financial performance in 2004. This information should not be construed as indicative of AAWW’s expected financial performance in 2005. AAWW is not providing guidance or estimates in this press release regarding its anticipated business and financial performance in 2005.

AAWW assumes no obligation to update the statements contained in this release to reflect future results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *

     Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Successor	Predecessor

	For the Period	For the
	July 28, 2004	Period
	through	January 1,	For the
	December 31,	2004 through	Year Ended
	2004	July 27, 2004	December 31, 2003

Operating Revenues
Scheduled service	$296,823	$343,605	$524,018
Charter service	53,325	15,812	86,592
ACMI lease contracts	182,322	194,332	305,475
AMC charter	126,235	156,260	430,287
Other revenue	20,589	25,358	37,279

Total operating revenues	679,294	735,367	1,383,651

Operating Expenses
Salaries, wages & benefits	91,463	120,609	194,390
Maintenance, materials and repairs	102,683	133,336	197,629
Aircraft fuel	176,009	175,103	326,022
Aircraft rent	60,151	81,886	183,329
Ground handling	40,815	53,558	86,612
Landing fees and other rent	37,960	53,039	91,995
Depreciation and amortization	25,457	33,510	60,138
Travel	25,741	29,549	59,223
Pre- and post-petition costs and related
professional fees	4,106	11,545	44,382
Other	47,935	65,931	145,860

Total operating expenses	612,319	758,066	1,389,580

Operating income (loss)	66,975	(22,699)	(5,929)

Non-operating Expenses
Interest income	(917)	(572)	(3,872)
Interest expense (excluding post-petition
contractual interest of $20,956 for the period
January 31, 2004 through July 27, 2004)	30,582	50,222	97,476
Other, net	(3,504)	1,434	1,457
Reorganization items, net	-	(112,513)	-

Total non-operating expenses (income)	26,161	(61,429)	95,061

Income (loss) before income taxes	40,814	38,730	(100,990)
Income tax expense	18,104	10,484	-

Net income (loss)	$22,710	$28,246	$(100,990)

Income (loss) per share:
Basic	$1.12	$0.74	$(2.63)

Diluted	$1.11	$0.74	$(2.63)

Weighted average shares:
Basic	20,210	38,378	38,360
Diluted	20,526	38,378	38,360

Operating Statistics

The table below sets forth selected operating data for the years ended December 31, 2004 and 2003, for the 2004 Plan, and for the Successor Period versus Plan.

				Successor
		For the Year Ended
		December 31,		For the period July 28, 2004
	2004	2004	2003	through December 31, 2004
OPERATING STATISTICS	Actual	Plan	Actual	Actual	Plan

Block Hours
Scheduled Service	55,111	56,672	54,217	22,870	25,202
Commercial Charter	4,973	6,559	7,957	3,515	3,073
AMC	22,376	13,200	34,959	9,576	5,642
ACMI	70,343	59,327	58,536	33,946	26,813
Non Revenue	1,176	784	3,019	487	391

Total Block Hours	153,979	136,547	158,688	70,393	61,121

Revenue Per Block Hour
Commercial Charter	13,902.5	10,400.1	10,882.7	15,171.6	10,401.4
AMC	12,625.0	11,532.5	12,308.3	13,182.1	11,549.1
ACMI	5,354.6	5,218.0	5,218.5	5,371.0	5,199.3

Scheduled Service Traffic
RTM’s (000’s)	2,021,903	1,975,663	1,843,882	851,179	897,518
ATM’s (000’s)	3,222,942	3,456,850	3,253,236	1,327,633	1,526,386
Load Factor	62.73%	57.15%	56.68%	64.11%	58.80%
RATM	$0.199	$0.172	$0.161	$0.224	$0.180
Yield	$0.317	$0.301	$0.284	$0.349	$0.307

Average fuel cost per gallon	$1.25	$0.94	$0.98	$1.42	$0.92
Fuel gallons consumed	280,304	261,673	333,747	124,173	115,981

Operating Fleet (average during the
period)
Aircraft count[1]	37.7	36.3	45.0	38.0	36.0

[1] Operating Fleet excludes the following aircraft count that were dry leased or out of service:

Dry Leased	4.0	4.9	3.7	4.0	5.0
Out of Service	3.3	4.1	3.3	1.2	0.0

     Atlas Air Worldwide Holdings, Inc.
2004 Successor Actual Versus 2004 Successor Plan
(in thousands)
(Unaudited)

	Successor

	For the Period July 28,2004
	through December 31, 2004
	Actual	Plan

Operating Revenues
Scheduled service	$296,823	$275,464
Charter service	53,325	31,964
ACMI lease contracts	182,322	139,408
AMC charter	126,235	65,160
Other revenue	20,589	13,810

Total operating revenues	679,294	525,806

Operating Expenses
Salaries, wages & benefits	91,463	78,906
Maintenance, materials and repairs	102,683	69,862
Aircraft fuel	176,009	106,770
Aircraft rent	60,151	53,289
Ground handling	40,815	35,697
Landing fees and other rent	37,960	33,705
Depreciation and amortization	25,457	16,006
Travel	25,741	19,176
Post-petition costs and
related professional fees	4,106	2,232
Other	47,935	38,821

Total operating expenses	612,319	454,465

Operating income	66,975	71,341

Non-operating Expenses
Interest income	(917)	(241)
Interest expense	30,582	23,744
Other, net	(3,504)	-

Total non-operating expenses	26,161	23,503

Income before income taxes	40,814	47,838
Income tax expense	18,104	18,029

Net income	$22,710	$29,809

     Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
2004 Successor Actual Versus 2004 Successor Plan and 2003
(in thousands)
(Unaudited)

	Successor		Predecessor

	For the Period July 28, 2004		For the Year
	Through December 31, 2004		Ended Dec. 31

	Actual	Plan	2003

Income (loss) before income taxes	$40,814	$47,838	$(100,990)

Pre- and post-petition costs and
related professional fees	4,106	2,232	44,382

Income (loss) before income taxes
and before pre- and post-petition
costs and related professional fees	44,920	50,070	(56,608)

Interest expense, net	29,665	23,503	93,604
Other, net	(3,504)	-	1,457

Operating income before pre- and
post-petition costs and related
professional fees	71,081	73,573	38,453

Depreciation and amortization	25,457	16,006	60,138

EBITDA	96,538	89,579	98,591

Aircraft Rent	60,151	53,289	183,329

EBITDAR	156,689	142,868	281,920